Exhibit 99.1

Atlantic American Corporation Receives Nasdaq Notice Regarding Delayed Second Quarter Form 10-Q Filing

ATLANTA, Georgia, August 26, 2026 — Atlantic American Corporation (Nasdaq: AAME) announced today that on August 20, 2026, the Company received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company had not yet filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026 (the “Form 10-Q”), and because the Company remains delinquent in filing its Annual Report on Form 10-K for the year ended December 31, 2025 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 (collectively with the Form 10-Q, the “Delinquent Reports”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires timely filing of periodic financial reports with the Securities and Exchange Commission. The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Global Market.

As previously announced, following the Company’s submission of a compliance plan, Nasdaq granted the Company an extension until October 12, 2026 to regain compliance with the Rule. The Company has until September 4, 2026 to submit an updated plan to Nasdaq with respect to the Form 10-Q. If Nasdaq accepts the Company’s updated plan, any extension period granted by Nasdaq with respect to filing the Form 10-Q will also be limited to October 12, 2026. The Company continues to work diligently, and is making progress, toward filing the Delinquent Reports and regaining compliance with the Rule within such period.

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements, including statements regarding the Company’s expectations as to the timing of the filing of the Delinquent Reports and the Company’s ability to submit a compliance plan to Nasdaq. These forward-looking statements involve a number of risks and uncertainties and actual results could differ materially from those indicated by such forward-looking statements due to a number of factors, including the results of the Company’s financial reporting procedures and those factors discussed in reports that Atlantic American Corporation files from time to time with the Securities and Exchange Commission. In addition, forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

For further information contact:
Hilton H. Howell, Jr.
Chairman, President & CEO
Atlantic American Corporation
404-266-5505